Exhibit 99.1
FOR IMMEDIATE RELEASE
WRIGLEY SIGNS PURCHASE AGREEMENT TO ACQUIRE AN 80 PERCENT INITIAL INTEREST IN RUSSIAN CHOCOLATE COMPANY
CHICAGO (Jan 23, 2007) – The Wm. Wrigley Jr. Company (NYSE: WWY) has signed a purchase agreement to acquire an 80 percent initial interest in A. Korkunov, a privately held premium chocolate company in Russia, with the remaining 20 percent to be acquired over time. The $300 million being paid by Wrigley for the 80 percent stake will be offset in part by approximately $55 million in cash tax benefits. The net cost of the transaction represents approximately 3 times 2006 sales, which are estimated at $100 million for the total company. The acquisition is subject to customary closing conditions, including certain regulatory clearances.
Founded in 1999 by two Russian entrepreneurs, Andrey Korkunov and Sergey Lyapuntsov, A. Korkunov has become the seventh largest player in the overall Russian chocolate category, which has an estimated value of $3.7 billion. It is also the No. 2 player in the overall premium-boxed chocolate segment, with its namesake brand – A. Korkunov – the top-seller in that highly competitive segment.
The Company markets its premium products across Russia through a well-established distributor network, and its high-quality production facility, just outside of Moscow, manufactures a wide range of product offerings, including boxed, tablet (bars) and loose chocolates. Additionally, A. Korkunov has been named a “top ten” brand in Russia by both Young & Rubicam and the Rus Brand Independent Organization. It is also the only native Russian brand with an awareness level on par with those of leading global consumer goods brands – such as Sony, Gillette and BMW – according to the Young & Rubicam “Power Brand” ranking.
“We have always said we would enter the chocolate segment of the total confectionery business if the right opportunity to create value for the Wrigley Company became available – and this acquisition presents such an opportunity, “said Bill Wrigley, Jr., Executive Chairman of the Company and Chairman of the Board.
“A. Korkunov has strong brands and is a key player in the premium chocolate segment in Russia – an already strong and dynamic geography for the Wrigley Company where we are the No.1 player in the chewing gum category*,” he added. “Entering into the premium chocolate category is not only a great strategic fit and an expected driver of new growth opportunities in one of our top priority global geographies, it also represents an important addition to our competencies and has the long-term potential to create value in marketplaces around the world.”

*	Source: AC Nielsen retail tracking data, Topline Confectionery
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WRIGLEY ACQUISITION IN RUSSIA

Bill Perez, Wrigley’s President and CEO also expressed his enthusiasm about the synergies that will be created through this acquisition.
“The addition of this premium brand business builds upon our existing strength in Russia,” said Perez. ” Wrigley’s excellent ‘go to market’ business model, critical mass in terms of advertising, distribution reach throughout Russia and talented local team makes our Russian organization particularly well-positioned to help create new growth opportunities for these premium chocolate products. We also look forward to learning from A. Korkunov’s success on shelf in the center of the store and gaining even deeper insights into the full range of Russian confectionery. We think it will be an outstanding combination.”
The acquisition will be funded from the Wrigley Company’s available cash and a modest component of debt. The Company expects this acquisition to have a positive impact on its business, although not initially significant due to the relative size of the transaction. Wrigley looks for the deal to increasingly add to top-line growth and bottom line-results over time, as the Company invests in and expands operations and thoroughly explores the long-term potential of this new aspect of its product portfolio.
About Wrigley
The Wm. Wrigley Jr. Company is a recognized leader in confections with a wide range of product offerings including gum, mints, hard and chewy candies, and lollipops. The Company has global sales in excess of $4 billion and distributes its world-famous brands in more than 180 countries. Three of these brands – Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back more than a century. Other well-loved brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Solano®, Sugus®, P.K.®, and Cool Air®.
Cautionary Statement Regarding Forward-Looking Information
To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Wrigley Company’s meaningful cautionary disclosure regarding such statements. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

FROM:	WM. WRIGLEY JR. COMPANY

	Christopher Perille	Brian Wright
	Senior Director – External Relations	Director – Marketing Communications
	Phone: (312) 645-4077	Phone: (312) 645-3057